Exhibit 2
EXECUTION COPY

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), is made as of May 30, 2007, by and among WELLSFORD REAL PROPERTIES, INC., a Maryland corporation (“Parent”), and the stockholders of REIS, INC., a Delaware corporation (the “Company”), whose names appear on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Parent, the Company, and Reis Services, LLC, a Maryland limited liability company (“Merger Sub”), are parties to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby the Company will merge with and into Merger Sub (the “Merger”) and pursuant to which, among other things, the Stockholders are to receive shares of common stock, par value $0.02 per share, of Parent (“Parent Common Stock”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, each Stockholder has agreed not to sell the shares of Parent Common Stock he receives in the Merger pursuant to the terms and conditions of this Agreement; and

WHEREAS, all other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1	Representations and Warranties of Each Stockholder. Each Stockholder hereby severally and not jointly represents and warrants to Parent as follows:
1.1

Authority Relative to this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against him in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity. If such Stockholder is married, or marries during the term of this Agreement, and such Stockholder’s Shares constitute community property or otherwise require spousal or other approval in order for this Agreement to be legal, valid and binding, this Agreement has been (or, prior to the marriage, will be) approved executed and delivered by, and constitutes (or, prior to the marriage, will constitute) a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

1.2

No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any

Governmental Authority by such Stockholder or (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder.

2	Lock-up Agreement.
2.1

Lock-up Agreement. Each Stockholder hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), he will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock or securities convertible into or exchangeable or exercisable for any shares of Parent Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Parent Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Parent. Notwithstanding the foregoing, each Stockholder may pledge his shares of Parent Common Stock as security during the Lock-Up Period; provided, however, that any pledgee must agree in writing to be bound by all terms and conditions of this Agreement as if such pledgee was a party hereto. In addition, each Stockholder agrees that, without the prior written consent of Parent, he will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock.

2.2	Lock-up Period. The initial Lock-Up Period will commence on the Effective Date of the Merger and continue to and include the date that is nine (9) months after the Effective Date of the Merger.
2.3

Transfers. A transfer of Parent Common Stock by gift, will or intestacy to a family member, affiliate or trust may be made, but only to the extent the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement.

3	Miscellaneous.
3.1

Entire Agreement. This Agreement constitutes the entire agreement among the parties to it with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

3.2	Parties in Interest. This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.
3.3	Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

3.4

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

3.5	Termination. This Agreement shall lapse and become null and void if the Merger Agreement is terminated in accordance with its terms.
3.6	Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
3.7

Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.8

Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to it conflicts of law principles that would require application of another law.

IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

PARENT:

WELLSFORD REAL PROPERTIES, INC.

By	/s/ Mark P. Cantaluppi
Name:	Mark P. Cantaluppi
Title:	CFO & Vice President

STOCKHOLDERS:

/s/ Lloyd Lynford
Lloyd Lynford

Address: c/o Reis, Inc. 530 Fifth Avenue New York, NY 10036

/s/ Jonathan Garfield
Jonathan Garfield

Address: c/o Reis, Inc. 530 Fifth Avenue New York, NY 10036